Exhibit 99.1

Conference Call Transcript

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2004 Momenta Earnings Conference Call. My name is Anne Marie and I will be your coordinator for today.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to Ms. Valerie Threlfall, Senior Manager of Strategic Product Development. Please proceed.

Valerie Threlfall  - Momenta Pharmaceuticals, Inc. - Senior Manager, Strategic Product Development

Thank you, Anne Marie. With me today from Momenta are Alan Crane, Chairman and Chief Executive Officer and Rick Shea, Chief Financial Officer. During today’s call Rick will begin with a discussion of the company’s financials for the quarter and then Alan will provide a strategic overview and discuss developments in the quarter and upcoming milestones.

Before we begin, I would like to remind you that various remarks that we may make about the company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the risk factor section of the final prospectus relating to our initial public offering, which is on file with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.

While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change, and therefore you should not rely on these forward-looking statements as representing our view as of any date subsequent to today.

I will now turn the call over to Rick to begin the call.

Richard Shea  - Momenta Pharmaceuticals, Inc. - CFO, VP

Thanks, Valerie. It’s a pleasure for us here at Momenta to welcome all of you to our first financial results call as a public company. Following our IPO in late June, our third quarter financial results were in line with our expectations. We ended the quarter with a strong cash position and we continue to make significant progress in our product development efforts.

While it occurred in our second quarter, I want to take a minute to summarize our initial public offering, as it was the most significant financial event for us this year to date. We completed the IPO on June 25, 2004 and raised net proceeds of $35.3 million from the sale of approximately 6.2 million shares, including the exercise of the underwriters overallotment. In October we were added to the Russell 3000, a significant small cap index, and we were one of the few recent biotech IPOs to be included.

Let me now review the key financial highlights for the third quarter of 2004. Total revenues were $1.8 million for the quarter ended September 30, 2004, and $5.0 million for the nine months ended September 30, 2004. There were no revenues through September 30, 2003. Our revenue in 2004 was derived from our collaboration with Sandoz, an affiliate of Novartis.

Under the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture and commercialize our lead product, M-Enoxaparin, a technology-enabled generic version of the drug Lovenox, and Sandoz is responsible for funding substantially all the costs associated with M-Enoxaparin.

Research and development expenses were $4.5 million for the quarter ended September 30, 2004 as compared with $1.4 million for the prior period. The increase was due primarily to increased personnel and related costs as a result of increased headcount and to increased costs related to the M-Enoxaparin program.

General and administrative expenses were $1.9 million for the quarter ended September 30, 2004 compared with $1.0 million for the prior year’s third quarter, primarily due to an increase in stock compensation expense, increased personnel and related costs as a result of increased headcount, and also to additional insurance coverage and increased professional fees.

The net loss for the quarter was $4.3 million compared to a net loss of $2.4 million for the prior period. The year-to-date net loss was $9.7 million.

We ended the third quarter with $59.4 million in cash and marketable securities compared with $12.6 million in December 31, 2003. Our third quarter cash balance includes $1.5 million of restricted cash associated with our recent lease at 675 West Kendall Street in Cambridge, Mass.

Since our cash balance at June 30, 2004 was $64.0 million, our cash burn for the quarter was $4.6 million. Our year-to-date cash burn was $8.9 million. We expect that our cash burn for the full year will be approximately $12.0 million, so the fourth quarter burn is projected to be approximately $3.1 million.

Our projected cash burn for the fourth quarter represents cash usage on operations of approximately $4.8 million, offset by the proceeds from an anticipated equipment lease line for equipment acquired in 2004.

I will now turn the call over to Momenta’s Chairman and CEO, Alan Crane.

Alan Crane  - Momenta Pharmaceuticals, Inc. — Chairman and CEO

Thanks very much, Rick.

Since this is our first call, let me begin with a short overview of Momenta. We are a company specializing in the sequencing of complex sugars and the application of these approaches to the development of therapeutics. As you may know, sugars play a critical role in basic biology, broadly in major human diseases and in the action of protein therapeutics.

However, until now there have been many technical challenges to understanding sugars in the same way that we understand DNA and proteins. In particular, it has been challenging to sequence or fully chemically characterize sugars. This is because sugars are considerably more complex than DNA and proteins.

The ability to chemically characterize molecules is critical to understanding how they function in biological systems. Momenta’s technology enables rapid, precise and comprehensive sequencing of complex sugars. The implications of sequencing sugars are far reaching for understanding basic disease mechanisms and improving existing marketed therapeutics that contain sugars.

We are applying our technology to product development in three ways. First, we are pursuing near-term commercial opportunities by creating generic versions of complex drugs containing sugars. Second, we are applying our technology to create improved versions of existing marketed drugs based on our unique ability to link specific sugar structures to biological function.

And finally, we are seeking to create novel drugs, given our understanding of the role of sugars in disease. For example, our current area of focus in drug discovery is in oncology, where we have identified sugars that play an important role in both the metastases and apoptosis or death of cancer cells.

Our most advanced product is M-Enoxaparin, a technology-enabled generic version of Lovenox, which is the market leading low molecular weight heparin that sold almost $2 billion in 2003 and is projected by analysts to exceed $3 billion in sales during the next several years.

Lovenox is a complex mixture of sugars that has not been fully characterized. In order to have an approved generic product, according to the FDA’s regulations, a company must demonstrate that the generic product has the same active ingredients as the marketed drug. While this is relatively easy to do for small molecule drugs, it is much more difficult to do with drugs which are complex mixtures, such as low molecular weight heparins.

The complexity contained in Lovenox, which is a mixture of literally thousands of complex sugar chains, has posed a critical barrier to creating a generic Lovenox. We at Momenta, however, have the ability to characterize Lovenox. We believe that our proprietary technology provides us with a strong competitive advantage with the potential to create a single generic to Lovenox, resulting in a significant economic opportunity.

We plan to file a regulatory application - an abbreviated new drug application, or ANDA - for M-Enox by mid-2005. Our collaborator to develop and market M-Enox is Sandoz/Novartis, the world leader in complex generics. It’s an equal partnership with joint-decision making and joint profit sharing, with Sandoz paying substantially all of the development, commercialization and legal costs, as well as up to $55 million in milestone payments, for the product.

We believe that our technology has the potential to be applied to a number of other major marketed products, in addition to Lovenox. For example, our technology has the potential to be applied to provide structural information about protein drugs (or biologics) that contain sugars. A key issue with protein drugs is the difficulty in completely characterizing the sugars that coat them.

Considering that more than 80% of therapeutic proteins contain sugars, Momenta’s technology could play a critical role in this area and be the source of additional nearer-term product opportunities.

Our other product candidates include M-Dalteparin, a generic version of Pfizer’s low molecular weight heparin product, Fragmin, M-118, a preclinical improved low molecular weight heparin, a sugar-mediated technology facilitating non-invasive delivery of proteins, and a discovery platform focused initially on oncology.

Now I’d like to turn to our most recent developments. First, as Rick noted, we completed our IPO on June 25, approximately three years after the company’s founding, which we think is a testament to the quality and innovative nature of both our technology platform and our business model, as well as the opportunity represented by M-Enoxaparin.

Next, during the quarter we made a strategic decision to develop an alternate manufacturing process for M-118, our preclinical novel low molecular weight heparin candidate targeted for acute coronary syndromes. We have made this decision now rather than waiting until a later stage in the product’s clinical development as we believe this alternate process will result in a more efficient, higher quality and better, more reproducible manufacturing of the drug substance required for future clinical and commercial programs.

It also has the potential to reduce near-term development costs for M-118. This process development effort is anticipated, however, to cause a 6 to 12-month delay in the filing of the investigational new drug application, or IND, for M-118 from the company’s previously disclosed targeted filing date of June 2005. We believe that this decision is consistent with our philosophy of pursuing high quality clinical programs while exercising fiscal responsibility with respect to our preclinical opportunities.

Next, in July we signed amendments to existing licenses with the Massachusetts Institute of Technology, which provide us with exclusive rights to newly discovered enzymes used for sequencing of complex sugars for commercial purposes. The licensed intellectual property covers additional enzymes that can be used to analyze multiple types of sugars.

We are excited about these new enzymes as we believe that continued additions to our technology, will expand the company’s capabilities for analysis of complex sugars and help position us as a clear leader in the sugar space.

Momenta also recently co-authored a review article describing the opportunities associated with new technologies for analyzing complex sugars and highlighting the potential of sugars for therapeutic drug development in the October 2004 issue of the nature publication Nature Reviews Drug Discovery. Co-authors of the article included Momenta co-founder and MIT Professor of Biological Engineering, Ram Sasisekharan and Zach Shriver, a principle scientist at Momenta.

Let me finish up by reviewing our upcoming milestones. First, on the regulatory side, we expect advances in our pipeline as follows. We expect to file the ANDA for M-Enoxaparin by mid-2005. This is the key milestone for commercializing our lead product.

Next, we expect to file an ANDA for M-Dalteparin by mid-2006. As I described earlier, M-Dalteparin is the technology-enabled form of Fragmin, the second most widely sold low molecular weight heparin in the U.S. after Lovenox. Like M-Enoxaparin, M-Dalteparin is a complex mixture of sugars that we believe can only be characterized using our technology.

On the preclinical front, we have exciting programs with significant longer term potential. As we had mentioned, we expect to file an IND for our preclinical candidate M-118 during the first half of 2006. In addition, we expect to advance multiple preclinical candidates over the remainder of the year, especially in the areas of oncology and drug delivery. We’ll continue to update you on the progress of our pipeline going forward.

Finally, on the business development side, we are continuing to look for near-term opportunities to balance our portfolio. We believe that business development and partnering efforts are important for increasing the overall diversity of our portfolio.

As you can tell, we have a number of upcoming developments and we are excited with our progress. We will continue to keep you updated on our achievements on future calls. We’re now happy to take any questions that you might have.

Operator?

Operator

(OPERATOR INSTRUCTIONS)

And your first question comes from Matthew Geller of CIBC World Market. Please proceed.

Matthew Geller  - CIBC World Markets - Analyst

Several questions here. First of all, can you talk a little bit - are there any updates on your talks with the FDA about the definition of equivalence at the FDA, status of (inaudible) ANDAs and any clarification you can give on patent proceedings?

Alan Crane  - Momenta Pharmaceuticals, Inc. — Chairman and CEO

Thank you very much, Matt. So, I think first on the regulatory front, I think your questions fall into sort of the regulatory category on M-Enoxaparin and then second, the legal front. On the regulatory front, we have not publicly talked about discussions with the FDA on M-Enoxaparin, but I think certain information that has come out in the last quarter relates to responses that Teva and Amphastar have both made publicly to the Aventis Citizens Petition.

And I think that those responses highlight a couple of important points. First of all, they clearly indicate that Teva and Amphastar have not fully characterized enoxaparin. And secondly, they highlight that Teva and Amphastar are requesting from the FDA that it shouldn’t be necessary to fully characterize enoxaparin. So, we think this is a strong, clear demonstration of issues potentially associated with these filings given lack of full characterization.

On the legal front, an important development in the third quarter was the rejection by the United States Patent and Trademark Office, of the Aventis reissue application.  Aventis submitted a reissue application back in 2003 in an attempt to change certain specifications associated with the Lovenox patent.

And in April of 2004 the U.S.P.T.O actually issued a non-final rejection, not only of the request for reissue, but of all the claims in the ‘618 Lovenox patent. Subsequently, Aventis responded to that non-final rejection in May to make arguments as to why there should not be a rejection of the claim.

And then on July 22, the U.S.P.T.O. actually issued a final rejection of all the claims in the ‘618 Lovenox patent, which is the only patent that will be protecting Lovenox after December of this year. So, we feel that this is a very important and extremely positive development. Aventis does have the ability to appeal that decision and that appeal process can take up to a couple of years.

We anticipate that appeal process will continue to move forward but actually will not delay our timeline for commercialization given our plans to file an ANDA for M-Enoxaparin in June and our plans then to have the FDA review that application, which is typically a one- to two-year-period. The average review time for an ANDA today is 16 months. So, that time period for our filing and then the review period is not that different from the typical appeal period for a patent such as this.

Matthew Geller  - CIBC World Markets - Analyst

OK. Thanks a lot.

Alan Crane  - Momenta Pharmaceuticals, Inc. — Chairman and CEO

OK. Thank you, Matt.

Operator

As a reminder, ladies and gentlemen, if you wish to ask a question, please press star, one on your touch-tone phone. You have no further questions at this time. I’d like to turn the presentation back to Mr. Crane for closing remarks.

Alan Crane  - Momenta Pharmaceuticals, Inc. — Chairman and CEO

Thank you very much. We appreciate your participation on our first call and look forward to future calls. Thanks a lot.

Operator

Thanks for your participation in today’s conference. This does conclude the presentation. You may now disconnect. Have a great day.